PLATINUM UNDERWRITERS HOLDINGS, LTD.

RESTRICTED SHARE AWARD AGREEMENT

RESTRICTED SHARE AWARD AGREEMENT (this “Agreement”), dated as of      , 20     (the “Date of Grant”), between Platinum Underwriters Holdings, Ltd., a Bermuda corporation (the “Company”) and      (the “Grantee”). Capitalized terms used herein but not defined shall have the meanings attributed to them in the Company’s 2002 Share Incentive Plan (the “Plan”).

Pursuant to the Plan, the Company has authorized the execution and delivery of this Agreement. A copy of the Plan as in effect on the Date of Grant has been supplied to the Grantee, and the Grantee hereby acknowledges receipt thereof.

Section 1. Restricted Share Award. The Company grants to the Grantee, on the terms and conditions hereinafter set forth, a restricted share award with respect to      shares of the common stock of the Company, par value $.01 per share (the “Restricted Shares”).

Section 2. Vesting of Restricted Shares. Subject to Section 3 hereof, the Restricted Shares shall become vested and nonforfeitable based on the continued employment of the Grantee with the Company or a Subsidiary in accordance with the following vesting schedule:

Vesting Date	Number of Shares

Section 3. Termination of Employment. If the Grantee’s employment with the Company or any Subsidiary is terminated prior to the occurrence of any otherwise applicable vesting date provided in Section 2 hereof, the Grantee shall (i) forfeit his interest in the Restricted Shares that have not yet become vested, (ii) assign, transfer, and deliver any certificates evidencing ownership of such shares to the Company, and (iii) cease for all purposes to be a stockholder with respect to such shares. Notwithstanding the foregoing, if the Grantee’s employment is terminated by the Grantee for “Good Reason” or by the Company or any of its Subsidiaries without “Cause”, or as a result of the Grantee’s death or “Disability” (as defined in the Employment Agreement), then the transfer restrictions and forfeiture conditions imposed hereunder on any unvested Restricted Shares shall immediately lapse and all such unvested Restricted Shares shall become fully vested without regard to the vesting requirements set forth in Section 2 hereof.

Section 4. Rights as a Stockholder. Subject to the otherwise applicable provisions of this Agreement, the Grantee will have all rights of a stockholder with respect to the Restricted Shares granted to the Grantee hereunder, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

Section 5. Restrictions on Transfer. Neither this Agreement nor any Restricted Shares covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Grantee, otherwise than to the Company, unless as of the date of any such sale, assignment, transfer, encumbrance, hypothecation or pledge, such Restricted Shares to be thus disposed of have become vested in accordance with Section 2 hereof. The certificate or certificates representing shares delivered pursuant to this Agreement shall bear a legend referring to the nontransferability or assignability of such shares pursuant to this Section, and a stop-transfer order against such certificate or certificates will be placed by the Company with its transfer agents and registrars. At the discretion of the Committee, in lieu of issuing a stock certificate to the Grantee, the Company may hold the Restricted Shares in escrow during the period such shares remain subject to the vesting restrictions and other restrictions provided hereunder.

Section 6. Investment Representation. Upon acquisition of Restricted Shares at a time when there is not in effect a registration statement under the Securities Act of 1933 relating to the Common Shares, the Grantee hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that the Restricted Shares shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and the Grantee shall provide the Company with such further representations and warranties as the Company may require in order to ensure compliance with applicable federal and state securities, blue sky and other laws. No Restricted Shares shall be acquired unless and until the Company and/or the Grantee shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Grantee may acquire such shares pursuant to an exemption from registration under the applicable securities laws. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company reserves the right to legend any certificate for Common Shares, conditioning sales of such shares upon compliance with applicable federal and state securities laws and regulations.

Section 7. Changes in Common Shares. If there shall occur any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split, or other distribution with respect to the Common Shares, or any merger, reorganization, consolidation or other change in corporate structure affecting the Common Shares, the Committee may, in the manner and to the extent that it deems appropriate and equitable to the Grantee and consistent with the terms of the Plan, cause an adjustment in (i) the number and kind of shares subject to the Award and (ii) any other terms of the Award that are affected by the event.

Section 8. Restrictive Covenants. The effectiveness of this Agreement is conditioned upon the Grantee honoring the following restrictive covenants (the “Restrictive Covenants”). These Restrictive Covenants are not intended to amend or supersede the terms of any noncompetition or other restrictive covenant agreed to between the Company and the Grantee or to which the Grantee is subject.

A. Nondisclosure of Confidential Information. The Grantee acknowledges that during the course of the Grantee’s employment with the Company and/or its Subsidiaries (collectively, the “Companies”) the Grantee has had or will have access to and knowledge of certain information that the Companies consider confidential, and that the release of such information to unauthorized persons would be extremely detrimental to the Companies. As a consequence, the Grantee hereby agrees and acknowledges that the Grantee owes a duty to the Companies not to disclose, and agrees that without the prior written consent of the Company, at any time following the date hereof, either during or after the Grantee’s employment with any of the Companies, the Grantee will not communicate, publish or disclose, to any person anywhere or use, any Confidential Information (as hereinafter defined), except as may be necessary or appropriate to conduct the Grantee’s duties to the Companies (provided the Grantee is acting in good faith and in the best interests of the Companies) or as may be required by law or judicial process. The Grantee will use best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person. The Grantee will return to the Companies all Confidential Information in the Grantee’s possession or under the Grantee’s control whenever any of the Companies shall so request, and in any event will promptly return all such Confidential Information if the Grantee’s relationship with the Companies is terminated for any or no reason and will not retain any copies thereof. For purposes hereof, the term “Confidential Information” shall mean any information used by or belonging or relating to the Companies that is not known generally to the industry in which the Companies are, or may be, engaged and which the Companies maintain on a confidential basis, including, without limitation, any and all trade secrets and proprietary information, information relating to the business and services, any employee information, customer lists and records, business processes, procedures or standards, know-how, manuals, business strategies, records, financial information, in each case, whether or not reduced to writing or stored electronically, as well as any information that the Companies advise the Grantee should be treated as confidential.

B. Nonsolicitation of Employees. The Grantee agrees that for a period beginning on the date hereof and ending 12 months following the date of the Grantee’s termination of employment with the Companies for any reason, the Grantee shall not, on the Grantee’s own behalf or on behalf of any other person or entity, directly or indirectly, solicit, participate in or promote the solicitation of, interfere with, attempt to influence or otherwise affect the employment of any person who is employed by the Companies on the date hereof or thereafter to leave the employ of any of the Companies.

C. Forfeiture of Benefits. Upon the acceptance of the Common Shares by the Grantee following the vesting of such Common Shares hereunder, the Grantee shall be deemed to represent that the Grantee has not engaged in nor has any intention of engaging in any action that would constitute a violation of the Restrictive Covenants. In the event that the Grantee violates the Restrictive Covenants prior to the vesting of any of the Common Shares granted under this Agreement, the Award hereunder may be cancelled by the Company. In the event that the Grantee violates the Restrictive Covenants following the vesting of any of the Common Shares granted under this Agreement, the Company may require the Grantee to return to the Company any of the Common Shares granted hereunder, in such manner and on such terms and conditions as may be required by the Committee.

D. Injunctive Relief. The Grantee acknowledges and agrees that the Restrictive Covenant provisions of this Section 8 are reasonable and necessary for the successful operation of the Companies. The Grantee further acknowledges that if the Grantee breaches any provision of the Restrictive Covenants, the Companies will suffer irreparable injury. It is therefore agreed that the Company shall have the right to enjoin any such breach or threatened breach, without posting any bond, if so ordered by a court of competent jurisdiction. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. In addition to any means at law or equity available to the Company to enforce the Restrictive Covenants, the Company shall retain any rights it may have under this Agreement relating to the Award for a breach of the Restrictive Covenants including, without limitation, the right to cancel the Award and the right to require the Grantee to return to the Company any of the Common Shares granted hereunder. If any provision of this Section 8 is determined by a court of competent jurisdiction to be not enforceable in the manner set forth herein, the Grantee and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law. If any provision of this Section 8 is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Section 8.

Section 9. No Right of Continued Service. Nothing in this Agreement shall confer upon the Grantee any right to continue as an employee of the Company or any Subsidiary or to interfere in any way with any right of the Company to terminate the Grantee’s employment at any time.

Section 10. Section 83(b) Election; Withholding. The Grantee may make an election under Section 83(b) of the Code with respect to the grant of Restricted Shares by filing a copy of such election with the Company within 30 days of the Date of Grant. If the Grantee makes such an election, the grant of Restricted Shares shall be conditioned upon the prompt payment by the Grantee to the Company of an amount equal to the applicable federal, state and local income taxes and other amounts required by law to be withheld (the “Withholding Taxes”) in connection with such election. If the Grantee does not make an election under Section 83(b) of the Code with respect to the grant of Restricted Shares, the Grantee shall pay to the Company the Withholding Taxes upon the lapse of the vesting restrictions, and the lapse of the restrictions shall be conditioned upon the prior payment of the applicable Withholding Taxes by the Grantee.

Section 11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Grantee and the successors of the Company.

Section 12. Notices. All notices or other communications which are required or permitted hereunder shall be deemed sufficient if contained in a written instrument given by personal delivery, telex, telecopier, telegram, air courier or registered or certified mail, postage prepaid, return receipt requested, addressed to such party at the address set forth below or such other address as may thereafter be designated in a written notice from such party to the other party:

if to the Company, to:

Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08, Bermuda

if to the Grantee, to:

The address maintained in the Company’s records

All such notices, advances and communications shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopier, upon receipt of machine confirmation, and (c) in the case of mailing, on the third business day following such mailing.

Section 13. Construction. The construction of this Agreement is vested in the Committee, and the Committee’s construction shall be final and conclusive.

Section 14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding the choice of law rules thereof.

Section 15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 16. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Date of Grant.

PLATINUM UNDERWRITERS HOLDINGS, LTD.

By:
Name:
Title:

GRANTEE

By:
Name: